UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2010 (June 7, 2010)

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, Suite 11B
New York, NY 10010
(Address of Principal Executive Offices)

(800) 825-8135
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Election of Director

On June 7, 2010, the Registrant’s Board of Directors elected Todd E. Wilson to the Board.

On June 8, 2010, the Board delivered an Offer Letter to Mr. Wilson outlining the terms of his compensation package, which Mr. Wilson accepted.  Mr. Wilson will receive 5-year options to purchase 300,000 shares of the Registrant’s common stock at an exercise price of $1.00 per share.  The options will vest annually over a three-year period, but the options will fully vest upon a change of control of the Registrant.  Additionally, Mr. Wilson will receive 5-year options to purchase 6,000 shares of the Registrant’s common stock for each month that he is a member of the Board.  These options will also vest annually over a three-year period, and the exercise price will be the closing price of the Registrant’s common stock on the last day of the month with respect to which the grant relates.

Mr. Wilson will receive 1% of the net consideration received by the Registrant or the Registrant’s shareholders for the following events that occur during Mr. Wilson’s service as a member of the Board or during the six-month period following his removal from the Board:

(i)
a change of control of the Registrant or all or substantially all of the Registrant’s business or assets is acquired in a sale or exchange of stock, merger, consolidation or other business combination, sale or exclusive license of assets, or similar transactions; and

(ii)
Mr. Wilson’s participation in the realization of the monetization of the Registrant’s intellectual property either through (a) a settlement agreement, (b) a license agreement except for licenses entered into in the ordinary course of business, or (c) an asset sale.

A copy of the Offer Letter is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Exhibit Description

10.1	Offer Letter by the registrant to Todd E. Wilson, dated June 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: June 14, 2010	By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer